TWENTY-THIRD AMENDMENT

to

MASTER SERVICES Agreement

Between

CAPITOL SERIES Trust

and

Ultimus FUND SOLUTIONS, LLC

This twenty-third amendment (the “Amendment”) effective as of December 18, 2021, revises the Master Services Agreement (the “Agreement”), dated December 21, 2016, between Capitol Series Trust (The “Trust”), an Ohio business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company, and revises the Fund Accounting and Fund Administration Fee Letters and Transfer Agent and Shareholder Services Fee Letters, dated December 18, 2018, as previously amended, between the Trust and Ultimus (collectively, the “Parties”) on behalf of the Alta Quality Growth Fund, Guardian Capital Fundamental Global Equity Fund and the Guardian Capital Dividend Growth Fund (the “Guardian Funds”).

WHEREAS, the parties desire to combine the Guardian Funds under a shared fee letter structure; and

WHEREAS, Ultimus seeks the Trust’s approval of the Fund Accounting and Fund Administration Fee Letter and Transfer Agent and Shareholder Services Fee Letter to the Agreement presented on behalf of the Guardian Funds; and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned combined fee letter structure.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties hereto agree as follows:

1. Amendments.

(a) The Fund Accounting and Fund Administration Fee Letter and Transfer Agent and Shareholder Services Fee Letter to the Agreement on behalf of each Fund is hereby amended and replaced with the Fund Accounting and Fund Administration Fee Letter and Transfer Agent and Shareholder Services Fee Letter attached hereto on behalf of the Guardian Funds. No other provisions of the Agreement shall be modified, except as stated herein.

2. Miscellaneous.

(a) Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

Capitol Series Trust

On behalf of the Alta Quality Growth Fund, Guardian Capital Fundamental Global Equity Fund and Guardian Capital Dividend Growth Fund listed on Schedule A to the Master Services Agreement

Ultimus Fund Solutions, LLC
By:	/s/ Matthew J. Miller	By:	/s/ David James
Name:	Matthew J. Miller	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer

Fund Accounting and Fund Administration Fee Letter

For

Alta Quality Growth Fund;

Guardian Capital Dividend Growth Fund; and

Guardian Capital Fundamental Global Equity Fund

Each a series of Capitol Series Trust

This Fee Letter applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Capitol Series Trust (the “Trust”), for the Alta Quality Growth Fund, Guardian Capital Dividend Growth Fund and the Guardian Capital Fundamental Global Equity Fund (the “Funds”), pursuant to the Master Services Agreement, dated December 21, 2016, and the Fund Accounting Addendum and Fund Administration Addendum, dated December 21, 2016.

1.	Fees

For the Fund Accounting Services and Fund Administration Services provided under the Fund Accounting Addendum and Fund Administration Addendum, respectively, Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

1.1.	Base fee per Fund per year as follows:

Annual Base Fee*
Year 1	$[REDACTED]
Year 2	$[REDACTED]
Year 3	$[REDACTED]

For each additional share class, Ultimus charges $[REDACTED] per month per fund.

For Global or International Funds, Ultimus charges an additional $[REDACTED] per month per fund.

PLUS

Average Daily Net Assets	Administration Fee
Up to $100 million	[REDACTED]%
$100 to $250 million	[REDACTED]%
Over $250 million	[REDACTED]%

PLUS

1.2.	Multi-Manager: For Multi-Manager funds, Ultimus charges a fee of $[REDACTED] per month per manager.

1.3.	N-CEN and N-PORT: The Trust or the Fund agrees to pay Ultimus an annual fee, beginning on the compliance date for preparing Forms N-CEN and N-PORT and to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act, as follows:

	Number of Securities	Annual Fee per fund
Equity Funds*	Less than 11 11 to 500	$[REDACTED] plus out of pocket charges $[REDACTED] plus out of pocket charges
	501 to 2,000	$[REDACTED] plus out of pocket charges
	Over 2,000	TBD

Fixed Income Funds	Less than 500	$[REDACTED] plus out of pocket charges
	501 to 1,000	$[REDACTED] plus out of pocket charges
	Over 1,000	TBD

* Equity Fund is defined as any fund that has less than 25% debt exposure over the previous three-month period.

1.4.	Liquidity Risk Management Program.

The Trust or the Fund agrees to pay Ultimus: (i) a one-time implementation fee (payable in six equal installments) of $[REDACTED] per investment adviser, commencing with the initial compliance date, for providing assistance in connection with the adoption of the Trust’s Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4; (ii) an annual fee, based on the schedule below, for providing assistance in connection with the maintenance of the Trust’s LRMP; and (iii) other related fees.

Annual Fee

Base Fee per investment adviser $[REDACTED] per year

Other Related Fees

Form N-LIQUID preparation and

related Board Notification $[REDACTED] per event

Optional ICE Vantage Liquidity

Indicator Module Out of Pocket Charges

1.5	Price Quotes. The charges for securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.08
International Equity (Non-Fair Value)	$0.40
International Equity (Fair Value)	$0.70
Options	$0.10

Futures (Listed)	$0.27
Corporate Bonds, MBS Bonds, MBS ARMs, & Money Markets	$0.60
Government/Agency	$0.58
Floating Rate MTN	$0.62
Municipal Bonds	$0.66
High Yield Corporate Bonds & High Yield Municipal Bonds	$0.82
International Bond	$1.08
ABS & ABS Home Equity	$1.09
CMO Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs	$1.09
CMBS	$1.42
CDO & CLO	$3.75
Leverage Loans/Bank loans [monthly]	$16.00
Exchange Rates - Spot and Forwards	$0.66

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$[REDACTED] per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$[REDACTED]/month/CFC

1.6.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Performance Reporting

For Performance Reporting (including After-Tax Performance Reporting), Ultimus charges $200 per month per Fund (or to each share class if a Fund offers multiple classes of shares).

3.	Monthly Per Trade Fee

The Base fees, as described above, assumes industry standard T+1 accounting and allows each Fund to execute up to 1,000 portfolio trades (i.e., purchases and sales) per month without additional fees. For portfolio trades in excess of this amount, Ultimus will charge the respective Fund $5.00 for each such portfolio trade.

4.	Out-Of-Pocket Expenses

In addition to the above fees, the Trust or the Fund will reimburse Ultimus for, or pay directly, certain out-of-pocket expenses incurred on the Fund’s behalf, including but not limited to, the following:

4.1	The cost of obtaining secondary security market quotes and other securities data;
4.2	Performance reporting services;
4.3	Typesetting and printing of public documents;
4.4	Fees and expenses of other vendors and providers;

4.5	The Trust or the Fund agrees to reimburse Ultimus for any out-of-pocket expenses related to the preparation and filing of Forms N-PORT and N-CEN and to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act;
4.6	Travel expenses to attend Board meetings and any other expenses approved by the Trust (or, with respect to a Fund, its investment adviser); and
4.7	Normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Trust’s public documents, and fees and expenses of the Trust’s other vendors and providers.

5.	Term

5.1.	Initial Term. This Fee Letter shall continue in effect for one year from the date of this Fee Letter, dated December 18, 2021 (the “Initial Term”).

5.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one (1) year periods (each a “Renewal Term”).

6.	Fee Increases

Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1 plus 1.5%; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. Any CPI–U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

7.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Fund Accounting and Fund Administration Fee Letter dated December 18, 2021.

	Capitol Series Trust On behalf of the Alta Quality Growth Fund, Guardian Capital Dividend Growth Fund and the Guardian Capital Fundamental Global Equity Fund		Ultimus Fund Solutions, LLC
By:	/s/ Matthew J. Miller	By:	/s/ David James
Name:	Matthew J. Miller	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer

Transfer Agent and Shareholder Services Fee Letter

For

Alta Quality Growth Fund;

Guardian Capital Dividend Growth Fund; and

Guardian Capital Fundamental Global Equity Fund

Each a series of Capitol Series Trust

This Fee Letter applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Capitol Series Trust (the “Trust”), on behalf of the Alta Quality Growth Fund, Guardian Capital Dividend Growth Fund and the Guardian Capital Fundamental Global Equity Fund (the “Funds”), pursuant to the Master Services Agreement, dated December 21, 2016, and the Transfer Agent and Shareholder Services Addendum, dated December 21, 2016.

1.	Fees

1.1.	For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a minimum fee or per account charge computed with respect to each Fund, whichever is greater as follows:

Transfer Agency & Shareholder Servicing, per Fund or Share Class:

Minimum Monthly Fee
1 -100 Accounts	$[REDACTED]
In Excess of 100 Accounts	$[REDACTED]

Or

Per Open Account
Direct Accounts	$[REDACTED] per year
NSCC Fund/Serv Accounts	$[REDACTED] per year

Ultimus charges a $[REDACTED] annual maintenance fee for IRA accounts.

1.2.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Out-Of-Pocket Expenses

In addition to the above fees, each Fund will reimburse Ultimus or pay directly certain out-of-pocket expenses incurred on the Fund’s behalf, including but not limited to, postage, confirmations, statements, printing, telephone lines, Internet access fees, bank service charges, fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses.

3.	Term

2.
3.
3.1.	Initial Term. This Fee Letter shall continue in effect for one year from the date of this Fee Letter, December 18, 2021 (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one (1) year periods (each a “Renewal Term”).

4.	Fee Increases

Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)2 plus 1.5%; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. Any CPI-U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Transfer Agent and Shareholder Services Fee Letter dated December 18, 2021.

	Capitol Series Trust On behalf of the Alta Quality Growth Fund, Guardian Capital Dividend Growth Fund and the Guardian Capital Fundamental Global Equity Fund		Ultimus Fund Solutions, LLC
By:	/s/ Matthew J. Miller	By:	/s/ David James
Name:	Matthew J. Miller	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer

1 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

2 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.